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                                 EXHIBIT 99.1
                                 ------------

FOR IMMEDIATE RELEASE

Contact:

Dick Stoltz
Chief Operating Officer &
Chief Financial Officer
408/346-2533

                     EXODUS COMMUNICATIONS, INC. ANNOUNCES
                         PROPOSED PRIVATE OFFERING OF
                                 SENIOR NOTES

SANTA CLARA, CALIF.,-June 11, 1998--EXODUS COMMUNICATIONS, INC.
(Nasdaq: EXDS) today announced that it intends, subject to market and other conditions, to raise $200 million gross proceeds through a private offering of its senior notes within the United States to qualified institutional buyers and outside the United States to certain non-U.S. investors.

The Company stated that it intends to use the net proceeds of the offering for accelerated expansion of the Company's facilities and network infrastructure, and for other general corporate purposes, including increased research and development and possible acquisition of or investment in complementary businesses, products, services or technologies.

The senior notes will have a ten year term and interest will be paid semi-annually in cash, with the first four interest payments funded from an escrow of a portion of the gross proceeds. No other terms were discussed.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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